Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	J. Reese Lanier, Jr.
Telephone:	(404) 653-1446
Fax:	(404) 653-1545
E-Mail:	rlanier@oxfordinc.com

                                         FOR IMMEDIATE RELEASE

                                                     January 4, 2005

Oxford Industries Announces Record Second Quarter Results

— 2Q05 EPS of $0.53 Exceed Expectations, rise 29% Versus Last Year —

— Record Sales of $313 million, up 23% Versus Last Year —

— Moderates Second Half Guidance to Reflect Challenging Retail Environment —

ATLANTA, GA. – Oxford Industries, Inc. (NYSE:OXM) announced today financial results for the second quarter ended November 26, 2004. The Company reported that, for the quarter, net sales increased approximately 23% to $313 million versus $254 million during the second quarter of fiscal 2004.

Fully diluted earnings per share for the quarter increased 29% to $0.53 versus $0.41 in the second quarter fiscal 2004. The Company noted that earnings per share were above its previously issued guidance range of $0.48 to $0.52 and the current First Call consensus estimate of $0.51. Additionally, the Company noted that consolidated gross margins increased 170 basis points to 32.0%, driven primarily by an increasing mix of Company-owned brands as a percentage of total.

J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford, Inc., commented, “We are pleased with the second quarter results, particularly the strong performance of our Tommy Bahama and Ben Sherman brands. These brands, which represent an increasing share of our operating profitability, continue to perform very well at retail despite a challenging market environment. Significantly, our licensing income in the second quarter was sharply higher than last year as a result of new licenses under the Tommy Bahama brand, increasing sales of existing Tommy Bahama licensees and the inclusion of a strong licensing stream for the Ben Sherman business.”

The Tommy Bahama Group contributed $86 million in sales in the second quarter, an increase of 13% over the second quarter of last year. Sales growth resulted from increased wholesale penetration and revenues from nine more retail stores than were open during the year-ago quarter, partially offset by a planned reduction in private label sales. Operating income for this segment was $5.9 million during the quarter, a decrease of 25% versus the same quarter last year. The decline in operating income was due primarily to $2.2 million in marketing expenses associated with the Tommy Bahama Challenge, a PGA sanctioned tournament broadcasted New Year’s Day on CBS.

The Menswear Group, which includes results for Ben Sherman, reported a second quarter sales increase of 57% to $181 million compared to sales of $115 million in the same period last year. Ben Sherman had a very strong quarter, contributing $53 million in sales. This quarter was Ben Sherman’s first full quarter of operations with Oxford Industries. The Company noted that

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excluding Ben Sherman, the historical Menswear Group performed well and increased sales by approximately 11%. Operating income in this segment for the second quarter was $18 million, an increase of 77% versus the same period last year. The increase in profitability resulted from the addition of the Ben Sherman business.

Second quarter sales for the Womenswear Group declined 27% to $45 million from $62 million last year. Much of the sales decline was attributed to Wal-Mart which has narrowed its womenswear assortment, reduced rack space devoted to women’s apparel and placed greater emphasis on direct sourcing. The Company noted that as a result of the lower sales and margins, second quarter operating income for the Womenswear Group was $0.2 million versus $1.9 million last year.

Total inventories at the close of the second quarter were up 27% over last year to $162 million. The increase in inventory was driven by the addition of Ben Sherman as well as higher inventory levels at Tommy Bahama to support retail store growth. The company believes inventories are properly valued and appropriate to support the business going forward. Receivables totaled $175 million at quarter-end, up 29% over last year’s second quarter. The increase was attributable primarily to the inclusion of Ben Sherman.

The Company believes it prudent to revise its guidance for the second half of the fiscal year to reflect increasingly challenging market conditions and somewhat softer Spring bookings in certain sectors of the business. The Company now projects full year diluted earnings per share of $2.60 to $2.75 on sales of approximately $1.285 billion to $1.310 billion.

For the third quarter, ending on February 25, 2005, the Company currently anticipates sales in a range of $350 million to $365 million and earnings per share of $0.65 to $0.71. For the fourth quarter, they are estimating sales of $355 million to $370 million and diluted earnings per share of $1.06 to $1.15.

Mr. Lanier concluded, “We are very pleased with the direction of the Company and our continued ability to execute consistently. While we are not without challenges in this very competitive industry, we will continue to build our capabilities in the branded apparel business and push forward where we have the best opportunities for growth.”

The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live Webcast of the conference call will be available on the Company’s Web site at www.oxfordinc.com. Please visit the Web site at least 15 minutes early to register for the teleconference Web cast and download any necessary software.

A replay of the call will be available through January 18, 2005. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 324077. A replay of the Webcast will also be available following the conference call on Oxford Industries’ corporate Website.

Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford’s brands include Tommy Bahama®, Indigo Palms®, Island Soft®, Ben Sherman®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger®, Nautica®, Geoffrey Beene®, Slates®, Dockers® and Oscar de la Renta® labels. Oxford’s customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.

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Oxford’s stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about our expected business outlook, anticipated financial and operating results, the anticipated benefits of the Viewpoint acquisition, growth of particular product lines, strategies, contingencies, financing plans, working capital needs, sources of liquidity, estimated amounts and timing of capital expenditures and other expenditures, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Oxford’s business, financial condition and results of operations, including, without limitation: (1) general economic cycles; (2) competitive conditions in our industry; (3) price deflation in the worldwide apparel industry; (4) our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products; (5) changes in trade quotas or other trade regulations; (6) our ability to continue to finance our working capital and growth on acceptable terms; (7) significant changes in weather patterns (e.g., an unseasonably warm autumn) or natural disasters such as hurricanes, fires or flooding; (8) the price and availability of raw materials; (9) our dependence on and relationships with key customers; (10) the ability of our third party producers to deliver quality products in a timely manner; (11) potential disruptions in the operation of our distribution facilities; (12) any disruption or failure of our computer systems or data network; (13) the integration of Ben Sherman into our company; (14) our ability to successfully implement our growth plans for the acquired businesses; (15) unforeseen liabilities associated with our acquisitions of the Tommy Bahama Group and Ben Sherman; (16) economic and political conditions in the foreign countries in which we operate or source our products; (17) increased competition from direct sourcing; (18) our ability to maintain our licenses; (19) our ability to protect our intellectual property and prevent our trademarks, service marks and goodwill from being harmed by competitors’ products; (20) our reliance on key management; (21) risks associated with changes in global currency exchange rates; (22) the impact of labor disputes and wars or acts of terrorism on our business; (23) the effectiveness of our disclosure controls and procedures related to financial reporting; (24) our inability to retain current pricing on our products due to competitive or other factors; (25) the expansion of our business through the acquisition of new businesses; and (26) our ability to open new retail stores.

For a further discussion of significant factors to consider in connection with forward-looking statements concerning Oxford, reference is made to Oxford’s Form S-3 dated September 24, 2004; other risks or uncertainties may be detailed from time to time in Oxford’s future SEC filings. Oxford disclaims any duty to update any forward-looking statements.

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

	Quarters Ended		Six Months Ended
	($ in thousands except per share amounts)
	November 26, 2004	November 28, 2003	November 26, 2004	November 28, 2003
Net Sales	$312,869	$253,883	$577,659	$495,988
Cost of goods sold	212,766	177,051	392,634	348,265

Gross Profit	100,103	76,832	185,025	147,723
Selling, general and administrative	80,169	59,249	147,723	112,861
Amortization of intangibles	2,424	1,677	4,136	3,355

	82,593	60,926	151,859	116,216
Royalties and other operating income	3,301	1,140	5,054	2,320

Operating Income	20,811	17,046	38,220	33,827
Interest expense, net	6,855	6,098	14,776	11,844

Earnings Before Income Taxes	13,956	10,948	23,444	21,983
Income taxes	4,884	4,108	8,204	8,301

Net Earnings	$9,072	$6,840	$15,240	$13,682

Basic Earnings Per Share	$0.54	$0.43	$0.91	$0.86
Diluted Earnings Per Share	$0.53	$0.41	$0.89	$0.83
Basic Weighted Average Shares Outstanding	16,761,159	16,170,814	16,736,873	15,994,443

Diluted Weighted Average Shares Outstanding	17,215,771	16,605,400	17,216,546	16,452,738

Dividends Declared Per Share	$0.12	$0.105	$0.24	$0.21

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OXFORD INDUSTRIES, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

NOVEMBER 26, 2004 AND NOVEMBER 28, 2003

(UNAUDITED)

	November 26, 2004	November 28, 2003
	($ in thousands)
Assets
Current Assets
Cash and cash equivalents	$19,414	$5,499
Receivables	175,053	135,794
Inventories	161,832	127,437
Prepaid expenses	17,817	19,978

Total Current Assets	374,116	288,708
Property, plant and equipment, net	55,431	51,421
Goodwill	165,650	92,761
Intangibles, net	239,698	150,687
Other noncurrent assets, net	24,657	22,025

Total Assets	$859,552	$605,602

Liabilities and Shareholders’ Equity
Current Liabilities
Trade accounts payable	$96,595	$72,184
Accrued compensation	22,027	19,648
Other accrued expenses	45,495	34,007
Dividends payable	2,013	1,700
Income taxes payable	1,555	99
Short term debt	6,973	97

Total Current Liabilities	174,658	127,735
Long term debt, less current maturities	315,608	198,764
Other noncurrent liabilities	13,665	10,177
Deferred income taxes	79,754	52,676
Shareholders’ equity:
Common stock	16,778	16,190
Additional paid in capital	42,709	23,115
Retained earnings	216,380	176,945

Total Shareholders’ equity	275,867	216,250

Total Liabilities and Shareholders’ Equity	$859,552	$605,602

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED NOVEMBER 26, 2004 AND NOVEMBER 28, 2003

(UNAUDITED)

	Six Months Ended
	November 26, 2004	November 28, 2003
	($ in thousands)
Cash Flows From Operating Activities
Net earnings	$15,240	$13,682
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	6,305	5,183
Amortization of intangible assets	4,136	3,355
Amortization of deferred financing costs and bond discount	3,118	1,289
Gain on sale of assets	(106)	(207)
Equity income	(323)	(105)
Deferred income taxes	(3,333)	(964)
Changes in working capital:
Receivables	25,241	4,105
Inventories	(18,703)	5,266
Prepaid expenses	1,900	(2,091)
Trade accounts payable	(9,352)	(10,401)
Accrued expenses and other current liabilities	(8,888)	(5,487)
Stock options tax benefit	965	1,641
Income taxes payable	(2,852)	(3,316)
Other noncurrent assets	(1,181)	(3,215)
Other noncurrent liabilities	2,541	4,553

Net cash provided by operating activities	14,708	13,288

Cash Flows from Investing Activities
Acquisition, net of cash acquired	(139,814)	(222,370)
Decrease in restricted cash	—	204,986
Investment in deferred compensation plan	(593)	(1,439)
Purchases of property, plant and equipment	(6,508)	(7,266)
Proceeds from sale of property, plant and equipment	413	72

Net cash used in investing activities	(146,502)	(26,017)

Cash Flows from Financing Activities
Payments of short-term debt	(7,555)	—
Proceeds from (payments of) long-term debt	116,693	(172)
Payments of debt issuance costs	(2,766)	(7,374)
Proceeds from issuance of common shares	752	4,956
Dividends on common shares	(3,896)	(3,273)

Net cash provided by (used in) financing activities	103,228	(5,863)

Net change in cash and cash equivalents	(28,566)	(18,592)
Effect of foreign currency translation on cash and cash equivalents	411	—
Cash and cash equivalents at the beginning of year	47,569	24,091

Cash and cash equivalents at the end of period	$19,414	$5,499

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OXFORD INDUSTRIES, INC

SEGMENT INFORMATION

(UNAUDITED)

	Quarters Ended		Six Months Ended
	(in thousands)
	Nov. 26, 2004	Nov. 28, 2003	Nov. 26, 2004	Nov. 28, 2003
Net Sales
Menswear Group	$181,088	$115,353	$299,793	$231,107
Womenswear Group	45,097	61,841	97,555	124,794
Tommy Bahama Group	86,490	76,389	179,952	139,667
Corporate and other	194	300	359	420

Net Sales	$312,869	$253,883	$577,659	$495,988

Operating Income
Menswear Group	$18,048	$10,221	$26,969	$19,696
Womenswear Group	208	1,893	(758)	5,117
Tommy Bahama Group	5,895	7,550	17,811	14,509
Corporate and other	(3,340)	(2,618)	(5,802)	(5,495)

Operating income	20,811	17,046	38,220	33,827
Interest expense, net	6,855	6,098	14,776	11,844

Earnings before taxes	$13,956	$10,948	$23,444	$21,983

(End)